As filed with the Securities and Exchange Commission on February 22, 2010
Registration No. 333-159264
Registration No. 333-79095
Registration No. 333-64292
Registration No. 333-118392
Registration No. 333-46368
Registration No. 333-36994

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-159264
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-79095
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-64292
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-118392
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-46368
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-36994
UNDER THE SECURITIES ACT OF 1933

PepsiAmericas, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-6167838
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
4000 RBC Plaza, 60 South Sixth Street
Minneapolis, Minnesota 55402
(Address, including Zip Code, of Principal Executive Offices)

PEPSIAMERICAS, INC. 2009 LONG-TERM INCENTIVE PLAN
PEPSIAMERICAS, INC. SALARIED 401(k) PLAN
PEPSIAMERICAS, INC. HOURLY 401(k) PLAN
PEPSIAMERICAS, INC. 2000 STOCK INCENTIVE PLAN
PEPSIAMERICAS, INC. 1999 STOCK OPTION PLAN
PEPSI-COLA PUERTO RICO BOTTLING COMPANY QUALIFIED STOCK OPTION PLAN
PEPSI-COLA PUERTO RICO BOTTLING COMPANY NON-QUALIFIED STOCK OPTION PLAN
PEPSI-COLA PUERTO RICO BOTTLING COMPANY STOCK OPTION AGREEMENT
(Full Title of the Plans)

ALEXANDER H. WARE	Copies to:
Executive Vice President and Chief Financial Officer
PepsiAmericas, Inc.
4000 RBC Plaza, 60 South Sixth Street
Minneapolis, Minnesota 55402
(612) 661-4000
(Name, address, including zip code,
and telephone number, including
area code, of Agent for Service)	BRIAN D. WENGER, ESQ.
BRETT D. ANDERSON, ESQ.
JEN RANDOLPH REISE, ESQ.
Briggs and Morgan, P.A.
2200 IDS Center, 80 South 8th Street
Minneapolis, Minnesota 55402
(612) 977-8400 (phone)
(612) 977-8650 (fax)
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
          This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):
•	File No. 333-159264, registering 8,000,000 shares of common stock, along with preferred stock purchase rights, under the PepsiAmericas, Inc. 2009 Long-Term Incentive Plan. No shares have been sold, and 8,000,000 shares remain unsold, under this Registration Statement.

•	File No. 333-79095, registering 2,000,000 shares of common stock, along with preferred stock purchase rights, under the PepsiAmericas, Inc. Salaried 401(k) Plan and the PepsiAmericas, Inc. Hourly 401(k) Plan. The Registrant is unable to determine the number of shares sold, and thus remaining unsold, under this Registration Statement.

•	File No. 333-64292, registering 600,000 shares of common stock, along with preferred stock purchase rights, under the PepsiAmericas, Inc. Salaried 401(k) Plan and the PepsiAmericas, Inc. Hourly 401(k) Plan. The Registrant is unable to determine the number of shares sold, and thus remaining unsold, under this Registration Statement.

•	File No. 333-118392, registering 6,000,000 shares of common stock, along with preferred stock purchase rights, under the PepsiAmericas, Inc. 2000 Stock Incentive Plan. The Registrant is unable to determine the number of shares sold, and thus remaining unsold, under this Registration Statement.

•	File No. 333-46368, registering shares of common stock, along with preferred stock purchase rights, under the PepsiAmericas, Inc. 1999 Stock Option Plan, the Pepsi-Cola Puerto Rico Bottling Company Qualified Stock Option Plan, the Pepsi-Cola Puerto Rico Bottling Company Non-Qualified Stock Option Plan, and the Pepsi-Cola Puerto Rico Bottling Company Stock Option Agreement (various plans assumed in the Whitman Corporation / PepsiAmericas, Inc. merger). The Registrant is unable to determine the number of shares sold, and thus remaining unsold, under this Registration Statement.

•	File No. 333-36994, registering 8,000,000 shares of common stock, along with preferred stock purchase rights, under the PepsiAmericas, Inc. 2000 Stock Incentive Plan. The Registrant is unable to determine the number of shares sold, and thus remaining unsold, under this Registration Statement.
          Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated August 3, 2009, by and among PepsiCo, Inc. (“PepsiCo”), the Registrant, and Pepsi-Cola Metropolitan Bottling Company, Inc. (“Metro”), the Registrant expects to merge into Metro, with Metro as the surviving company and a wholly-owned subsidiary of PepsiCo. Under the Merger Agreement, all outstanding shares of the Registrant’s common stock not held by PepsiCo or any of its subsidiaries, or with respect to which appraisal rights have been properly exercised and perfected under Delaware law, will be converted into the right to receive either 0.5022 of a share of PepsiCo common stock or, at the election of each stockholder of the Registrant, $28.50 in cash, without interest, in each case subject to certain proration procedures.
          As a result of the impending merger, the Registrant has terminated any offering of the Registrant’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statements and to deregister, as of the effective date of this Post-Effective Amendment, all of the securities of the Registrant remaining unsold under the Registration Statements.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on February 22, 2010.

PEPSIAMERICAS, INC.
By:	/s/ Alexander H. Ware
Alexander H. Ware
Executive Vice President and Chief Financial Officer

          Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert C. Pohlad Robert C. Pohlad	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)	February 22, 2010

/s/ Alexander H. Ware Alexander H. Ware	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 22, 2010

/s/ Timothy W. Gorman Timothy W. Gorman	Senior Vice President and Controller (Principal Accounting Officer)	February 22, 2010

/s/ Herbert M. Baum Herbert M. Baum	Director	February 22, 2010

/s/ Richard G. Cline Richard G. Cline	Director	February 22, 2010

/s/ Michael J. Corliss Michael J. Corliss	Director	February 22, 2010

/s/ Pierre S. du Pont Pierre S. du Pont	Director	February 22, 2010

/s/ Archie R. Dykes Archie R. Dykes	Director	February 22, 2010

Signature	Title	Date

/s/ Jarobin Gilbert, Jr. Jarobin Gilbert, Jr.	Director	February 22, 2010

/s/ James R. Kackley James R. Kackley	Director	February 22, 2010

/s/ Matthew M. McKenna Matthew M. McKenna	Director	February 22, 2010

/s/ Deborah E. Powell Deborah E. Powell	Director	February 22, 2010

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